EXHIBIT 99.1
Commercial Barge Line Company Announces Results for Quarter and Six Months Ended June 30, 2011
JEFFERSONVILLE, IN, August 15, 2011 — Commercial Barge Line Company (“CBL” or the “Company”) today announced results for the quarter and six months ended June 30, 2011 and filed those results on Form 10-Q with the Securities and Exchange Commission. Copies of our filing on Form 10-Q are available on the Company’s website at www.aclines.com.
Revenues
Revenues for the quarter and six months ended June 30, 2011 increased 22.7% and 21.6% to $201.6 million and $380.2 million, respectively. Transportation revenues increased by 8.6% and 13.7% in the quarter and six months ended June 30, 2011 to $163.3 million and $324.4 million respectively. Driven by tow-size and other operating restrictions and idle barge days as a result of the record flooding along the inland waterways during more than two-thirds of the second quarter, affreightment volume compared to the same periods of 2010 declined 7.1% in the quarter to 8.0 billion ton-miles, but remained 0.9% positive for the six months ended June 30, 2011 at 16.2 billion ton-miles. For the six month period, the increase in our transportation revenues was driven by volume increases in coal and energy, chemicals, petroleum, steel and pig iron and all other bulk, as well as increases in non-affreightment charter/day rate revenue, towing revenue and demurrage. These increases were partially offset by lower salt and grain volumes and lower scrapping revenue. Manufacturing segment revenue increased $24.7 million or 207.7% in the second quarter and $29.2 million or 125.4% for the six months ended June 30, 2011 due to higher production levels in the current year. The manufacturing segment revenue backlog at the end of June 2011 was $105.8 million, up 75% year-over-year versus $60.5 million at the end of June 2010. Early in the third quarter of 2011, the Company signed an additional $15.0 million in new construction contracts for production that extends into 2012.
Adjusted EBITDA
Adjusted EBITDA (adjusted for non-cash items related to purchase accounting, transaction related expenses and other non-recurring items) for the quarter was $19.9 million, a 15.1% decrease over the second quarter of 2010 which was $23.5 million. However, Adjusted EBITDA for the six months ended June 30, 2011 was $41.6 million, a 5.9% increase over the same period of 2010 which was $39.3 million. The increase for the six month period was driven by strong revenue performance as a result of pricing and favorable volume mix shift and was bolstered by the positive impact of a number of cost reduction initiatives implemented during the period, offset by an estimated $10.4 million negative margin impact of the flooding experienced in the second quarter in comparison to the prior year performance. Estimates of this negative margin impact based on the Company’s run rate prior to the flooding are more than one and a half times the estimated impact based on the comparable period of the prior year. On a trailing twelve months basis, adjusted EBITDA was $133.2 million at June 30, 2011.
Commenting on the results, Paul Bridwell, Interim President and Chief Executive Officer, stated, “The market recovery in our transportation segment continued for the first six months of 2011, led by our steel industry accounts and a growing demand for domestic and export coal. We also continued to experience rising demand and rates in liquid towing and affreightment as chemical manufacturing continued to rebound from recession lows. However, the strength of demand across our business was more than offset in the second quarter of 2011 by record floods which impacted our ability to move this high-rated volume from mid-April through the end of June. Now that the high water has passed and we once again are operating under normal conditions, we are confident that the demand for our services will remain solid in 2011 due to strong volumes and limited excess barging capacity in the industry. Furthermore, the launch of our scheduled service operating plan in July will drive greater boat efficiency, maximize our tow size, and deliver more reliable service for our customers. At Jeffboat, increasing demand paired with a strong focus on operational improvements will yield very good profit momentum.”
Fuel
For the second quarter and six months ended June 30, 2011 compared to the same periods of the prior year, our average price per gallon increased 36.9% and 32.0% to $3.04 and $2.83 per gallon, and our fuel consumption increased approximately 7.4% for the quarter and 4.7% for the six months ended June 30, 2011. Fuel consumption increases were driven by inefficiencies related to the flood conditions that prevailed throughout much of the second quarter. The Company has entered into forward contracts during the quarter to limit exposure to rising fuel prices.
Net Income
For the quarter and six months ended June 30, 2011, the Company had net losses of $15.6 million and $29.5 million, compared to net losses of $1.4 million and $4.8 million in the quarter and six months ended June 30, 2010. Approximately, $9.9 million of the quarter-over-quarter decline and $19.1 million of the six months-over-six months decline in net income was attributable to non-cash impacts of purchase accounting. Approximately $6.7 million of both the quarterly and six month declines was attributable to the estimated after-tax impact of margin losses related to the second quarter flooding. After-tax impacts of restructuring costs, including restructuring severance and share-based compensation accelerations, of $4.1 million in the quarter and $8.4 million for the six month period are included in the comparative results, as well as lower gains from asset management activities of approximately $1.0 million in both the quarter and six month periods ended June 30, 2011.
Liquidity and Debt Position
As of June 30, 2011, we were in compliance with all debt covenants and had $289.0 million in total availability under our credit facility of which $204.0 million was available for use. The Credit Facility has no maintenance financial covenants unless availability for use is generally less than $59.4 million.
Recent Management Changes
On August 1, 2011, ACL announced the appointments of Mark Knoy as the Company’s President and Chief Executive Officer and David Huls as Senior Vice President and Chief Financial Officer. Paul Bridwell is serving as Interim Chief Executive Officer until Mr. Knoy’s August 18 start date, and Brian McDonald is serving as Interim Chief Financial Officer until Mr. Huls’ arrival on August 29. For more information, see ACL’s press release and the Company’s Form 8-K dated August 1, 2011.

About the Company
Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company’s website at www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2010 and our most recent Form 10-Q. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

NET LOSS TO ADJUSTED EBITDA RECONCILIATION
(Dollars in thousands — unaudited)

					Trailing Twelve
	Quarter Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011
Net loss from continuing operations	$(15,623)	$(1,363)	$(29,491)	$(4,843)	$(27,833)
Discontinued operations, net of income taxes	18	(2)	10	(2)	312

Consolidated net loss	$(15,605)	$(1,365)	$(29,481)	$(4,845)	$(27,521)

Adjustments from continuing operations:
Interest income	(103)	—	(158)	(1)	(160)
Interest expense	7,624	9,766	15,092	19,619	34,201
Debt retirement expense	—	—			8,701
Depreciation and amortization	27,907	11,912	55,432	23,911	79,634
Taxes	(7,495)	(1,267)	(16,298)	(4,494)	(5,636)

Adjustments from discontinued operations:
Interest income	(18)	—	(18)	—	(18)

EBITDA from continuing operations	12,310	19,048	24,577	34,192	88,907
EBITDA from discontinued operations	—	(2)	(8)	(2)	294

Consolidated EBITDA	$12,310	$19,046	$24,569	$34,190	$89,201

Other Non-cash or non-comparable charges included in net income:

Share Based Compensation (1)	$323	$1,516	$1,816	$1,623	$7,657
Merger Related and Consulting Expenses (2)	6,867	—	13,424	—	27,753
Compensation Cost Savings (3)	—	2,100	—	2,100	4,200
Public Company Costs (4)	—	625		1,250	1,250
Restructuring Costs (5)	411	167	1,828	167	3,161

Total non-comparable/non-cash charges	$7,601	$4,408	$17,068	$5,140	$44,021

Adjusted EBITDA	$19,911	$23,454	$41,637	$39,330	$133,222

1	Non-cash share-based compensation expense

2	Includes direct merger expenses, strategic and management consulting fees and net impact of purchase accounting

3	Reflects higher annual incentive accruals in 2010 than plan in place for 2011

4	Reflects certain costs of being a company with publicly traded equity internalized in 2011, including investor relations expenses, internal audit expenses, board of director expenses and incremental audit fees.

5	Includes severance to separating executives